KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100
                                   www.kl.com

                                January 13, 2000

First Investors Series Fund
95 Wall Street
New York, New York  10005

Ladies and Gentlemen:

      You have requested our opinion as to certain matters regarding the issuance by First Investors Series Fund ("Trust"), a business trust organized under the laws of the State of Massachusetts, of Class A shares of common stock (the "Shares") of the Trust pursuant to a Plan of Reorganization and Termination ("Plan") by the Trust and Executive Investors Trust Blue Chip Fund portfolio ("Executive Blue Chip Fund"). Under the Plan, the Trust would acquire the assets of Executive Blue Chip Fund in exchange for the Shares and the assumption by the Trust of Executive Blue Chip Fund's liabilities. In connection with the Plan, the Trust is about to file a Pre-Effective Amendment No. 1 to its Registration Statement on Form N-14 ("Amendment No. 1") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

      We have examined originals or copies believed by us to be genuine of the Trust's Declaration of Trust and By-Laws, minutes of meetings of the Trust's board of Trustees, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the Amendment No. 1 may be issued in accordance with the Plan and the Trust's Declaration of Trust and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

      We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

First Investors Series Fund
January 13, 2000
Page 2


      We hereby consent to this opinion accompanying Amendment No. 1that the Trust plans to file with the Securities and Exchange Commission and to the reference to our firm in the Prospectus/Proxy Statement filed as part of the Amendment No. 1.

                                    Sincerely yours,

                                    KIRKPATRICK & LOCKHART LLP

                                    By:  /s/ Robert J. Zutz
                                         ------------------
                                         Robert J. Zutz